Exhibit 99.1

Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer                        Phone: 303-421-4063
randall.marx@arcwireless.net                                 Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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               ARC WIRELESS SOLUTIONS REPORTS RECORD THIRD QUARTER

          SPURRED BY INTERNATIONAL GROWTH, REVENUES EXCEED $11 MILLION


     Wheat Ridge, Colorado November 14, 2005 - ARC Wireless Solutions, Inc. (OTCBB:ARCS)(the "Company") today announced that revenue for the third quarter was $11,016,000 as compared with $9,495,000 for the same period last year. Revenue for the nine months ended September 30, 2005 was $28,674,000 as compared with $26,681,000 for the same period last year. The increase in sales revenues for the three month and nine month periods ended September 30, 2005 as compared with the prior periods is primarily due to increased international sales from the Company's subsidiary Winncom Technologies Corp. ("Winncom").

     Net income was $240,000 for the quarter ended September 30, 2005 as compared with net income of $336,000 for the same period last year. For the nine month period ended September 30, 2005, the Company had net income of $347,000 as compared with $741,000 for the nine months ended September 30, 2004. The decreases in net income for both the three and nine month periods are due to increased international travel, marketing and salary expenses at Winncom along with the temporary discontinuation of early payment discounts to Winncom's largest vendor pending the outcome of the vendor's restructuring. The restructuring has now been completed and sales of this vendor's products are in the process of returning to normal.

     As previously announced, after competing with several other telecommunications companies, Winncom was awarded a $55 million turnkey telecommunications contract in Kazakhstan. The contract specifies, among other things, that Winncom is responsible for locating and presenting funding for the project for the telecommunications provider, JSC Kazakhtelecom
("Kazakhtelecom"). Ex-Im Bank of New York and Societe Generale bank, New York, NY, have committed to finance the project. Both banks have submitted the financing documents to Kazakhtelecom and its bank, Kazkommertsbank, for approval.

     Due to seasonal weather conditions in the region and pending approval of the contract, Winncom and Kazakhtelecom entered into an interim loan agreement with Kazkommertsbank to fund approximately $2.3 million for the installation cost of fiber optic cable and other equipment for the project. Winncom completed the installation of the fiber optic cable during October 2005.

     Gregory E. Raskin, Chief Executive Officer of Winncom stated, "We are pleased with the progress thus far and Kazakhtelecom's cooperation in funding the $2.3 million initial phase of the project. We hope for approval of the financing documents by Kazakhtelecom and its bank so that we may proceed with our manufacturing partners to begin full construction of the project."

Randall P. Marx, Chief Executive Officer, stated, "As we eagerly await the approval of Winncom's contract, we do not want to overlook the fine performance of our Wireless Communications Solutions Division in the third quarter with sales up 20% and earnings of the division up 89% as compared to the same period last year. The initial phase of our subcontract on a third party Homeland Security project has been completed and demand for our antenna products remains strong. Our Starworks Wireless subsidiary continues to support our distribution and manufacturing channels with outside sales improving as well."Mr. Marx added, "We are also pleased to report that by more efficiently managing our inventory we were able to reduce inventory by more than $1,000,000, thereby reducing bank debt, excluding the loan guaranteed by Kazakhtelecom, by more than 40%."

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi(R) and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, are headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com,
                              -------------------  ----------------
www.winncom.com and www.starworkswireless.com.
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     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.